Code of Ethics

CODE OF ETHICS

Most Recent Amendment Date: APRIL 2019

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their Clients. Investment advisers are trusted to represent Clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

1. The adviser’s fiduciary duty to its Clients;

2. Compliance with all applicable Federal Securities Laws;

3. Reporting and review of personal Securities transactions and holdings;

4. Reporting of violations of the code; and

5. The provision of the code to all supervised persons.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Oakline Advisers, LLC (“OA, LLC”) and its Supervised Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) OA, LLC to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the services of OA, LLC, and engaging in other professional activities.

We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, OA, LLC must act in its Clients’ best interests. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about the business practices of OA, LLC, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations of the Code

Supervised Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, OA, LLC will protect the identity of a Supervised Person who reports a suspected violation. However, the Firm remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against him or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

OA, LLC will distribute this Manual, which contains the Firm’s Code of Ethics, upon its adoption to each Supervised Person and upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Supervised Persons must acknowledge that they have received, read, understood, and agree to comply with the policies and procedures described in this Manual, including this Code of Ethics. Please complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual. The CCO will use the attached Code of Ethics Acknowledgement Log to track Supervised Persons’ Code of Ethics acknowledgements.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including OA, LLC, Supervised Persons, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for OA, LLC, its Supervised Persons, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

OA, LLC’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve OA, LLC and/or its Supervised Persons on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of OA, LLC and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between the Firm, Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Supervised Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between the Firm, Clients and/or Investors has not been appropriately addressed.

Personal Securities Transactions

OA, LLC does not place securities orders for its clients other than related to whole residential mortgage loans, and as a result, this provision of the manual is not normally applicable to OA, LLC. However, personal trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

OA, LLC’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Access Persons include: (i) all of OA, LLC’s, officers and partners, and (ii) any Supervised Person who (a) has access to nonpublic information regarding any Clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (b) is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Persons does not have any direct or indirect influence or control over the accounts. Supervised Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

OA, LLC requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

1.	Direct obligations of the Government of the United States;
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by OA, LLC or an affiliate;
5.	Interests in 529 college savings plans; and
6.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by OA, LLC or an affiliate.

Exchange-traded funds or ETFs are somewhat similar to open-end registered investment companies.

However, ETFs are Reportable Securities and are subject to the reporting requirements contained in OA, LLC’s Personal Securities Transactions policy.

Pre-clearance Procedures

Access persons must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions. OA, LLC may disapprove any proposed transaction, if the transaction appears to pose a conflict of interest or otherwise appears improper.

Access persons must use the attached Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO or designee. The CCO will use the attached Trading Preclearance Request Log to track pre-clearance requests.

Reporting

OA, LLC must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Reportable Securities transactions and newly opened accounts that hold or are capable of holding any Securities, as well as annual reports regarding holdings of Reportable Securities and existing accounts that hold or are capable of holding any Securities.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a beneficial interest.

Each quarterly transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date the access person submits the report.

Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security).

Reports regarding Reportable Securities transactions and newly opened accounts must be submitted to the CCO or designee within 30 days of the end of each calendar quarter.

Access Persons may utilize the attached Quarterly Reporting Forms to fulfill your quarterly reporting obligations. Alternatively, Access Persons may use the attached Letter to a Broker-Dealer to instruct the institution hosting your account to send the CCO or designee duplicate account statements. The CCO or designee must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If an Access Person did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms. These forms should be signed, dated, and submitted to the CCO or designee within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings.

1.	Each holdings report must contain, at a minimum:
2.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;
3.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and
4.	The date the access person submits the report.

Reports regarding accounts and holdings must be submitted to the CCO or designee on or before February 14th of each year, and within 10 days of an individual first becoming a Supervised Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

The accounts section of the Periodic Holdings Reporting Form must be completed for all accounts that hold any Securities, including accounts that do not hold any Reportable Securities, as well as accounts for which individual holdings have been separately disclosed to the CCO or designee.

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form you may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If you do not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form. Both sections of the form should be marked “N/A,” signed, dated, and submitted to the CCO or designee within 10 days of becoming an Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or
•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee's management.

Any investment plans or accounts for which an Access Person claims an exception based on "no direct or indirect influence or control" must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

"No direct or indirect influence or control" with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager, 2) no right to intervene in the management of the account by the trustee or third party manager, 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence, and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person's relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Firm requires that all Access Persons seeking a reporting exception for an account based on "no direct influence or control" complete the Code of Ethics Reporting Exception Certification Form initially when the exception is first sought and no less than annually thereafter.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Personal Trading and Holdings Reviews

OA, LLC’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Person’s personal trading activities. Accordingly, the CCO or designee will closely monitor Access persons’ investment patterns to detect the following potentially abusive behavior:

1. Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

a.   Trading opposite of Client trades;

b.   Trading ahead of Clients; and

c.   Trading that appears to be based on Material Non-Public Information.

The CCO or designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Supervised Person trading with Clients’ trades as necessary. Upon review, the CCO or designee will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal. The CCO will use the attached PST Disclosure Log to track Supervised Persons’ personal trading disclosures.

The OA, LLC President or Chief Operating Officer will monitor the CCO’s personal Securities transactions to the extent that they are compliant with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

OA, LLC will file its Code of Ethics with the SEC and describe its Code of Ethics in Part 2 of Form ADV (if applicable) and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Code of Ethics should be directed to the OA, LLC President or Chief Operating Officer.

Attachment – Compliance Manual Acknowledgment Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by OA, LLC’s Compliance Manual, which includes OA, LLC’s Code of Ethics. I understand that any questions about OA, LLC’s Manual (including the Code) should be directed to the CCO.